Exhibit 99.1

  N E W S   R E L E A S E

Contacts:                       Media                                                                               Investors
Marcela Manjarrez-Hawn                             Edmund E. Kroll, Jr.
(314) 445-0790                                                          (212) 759-0382

FOR IMMEDIATE RELEASE

CENTENE CORPORATION ANNOUNCES WILLIAM SCHEFFEL’S
INTENT TO RETIRE IN 2016

ST. LOUIS (August 12, 2015) – Centene Corporation (NYSE: CNC) announced today that William N. Scheffel, Executive Vice President and Chief Financial Officer, has advised the company of his intention to retire in early 2016.  It is his intent to step down in February after the filing of the Form 10-K, or when the Health Net transaction is completed, whichever is later.

Michael F. Neidorff, Chairman, President and CEO, said he and the Board of Directors appreciate Mr. Scheffel’s contributions to the company over the past 12 years. Since joining Centene in 2003, Mr. Scheffel has overseen the Company’s accounting, tax and financial reporting for the consolidated company and each of its health plans and specialty companies. In his current role as CFO, he has directed the Company’s financial growth, and overseen multiple acquisitions moving Centene from $3 billion in revenues to $21 billion forecasted for 2015.  Mr. Scheffel is also extensively involved in the recently announced Health Net acquisition, not yet closed, which will increase Centene’s revenues to $37 billion on a pro forma basis.

The Board has designated Jeffrey A. Schwaneke, Senior Vice President, Corporate Controller and Chief Accounting Officer as Chief Financial Officer when Mr. Scheffel steps down.  Mr. Schwaneke has over 18 years of experience, including over 11 years at Fortune 500 companies. In his current role at Centene, Mr. Schwaneke’s primary responsibilities include all accounting, treasury and financial reporting functions.  Prior to joining Centene in 2008, he served as Vice President, Controller and Chief Accounting Officer at Novelis Inc. Mr. Schwaneke earned his Bachelor of Science in Accounting from the University of Missouri – Columbia. He is a licensed Certified Public Accountant in Missouri.  He also serves on the Board of the St. Louis Equity Fund and the Contractor Loan Fund.

Mr. Neidorff and the Board of Directors are appreciative of the advance notice of Mr. Scheffel’s retirement, which will allow an orderly transition.  Mr. Scheffel and Mr. Schwaneke will continue to work together over the next 6-8 months to ensure a smooth transition.

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About Centene Corporation
Centene Corporation, a Fortune 500 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government-sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's, Health Net's, or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's or Health Net's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue projections; timing of regulatory contract approval; changes in healthcare practices; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder; changes in expected contract start dates; changes in expected closing dates, estimated purchase price and accretion for acquisitions, including our proposed merger with Health Net (Proposed Merger); inflation; foreign currency fluctuations; provider and state contract changes; new technologies; advances in medicine; reduction in provider payments by governmental payors; major epidemics; disasters and numerous other factors affecting the delivery and cost of healthcare; the expiration, cancellation or suspension of our or Health Net's managed care contracts by federal or state governments (including but not limited to Medicare and Medicaid); the outcome of our or Health Net's pending legal proceedings; availability of debt and equity financing, on terms that are favorable to us; and changes in economic, political and market conditions; the expected closing date of the Proposed Merger; the possibility that the expected synergies and value creation from the Proposed Merger will not be realized, or will not be realized with the expected time period; the risk that acquired businesses will not be integrated successfully; disruption from the Proposed Merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs related to the Proposed Merger will be incurred; the possibility that the Proposed Merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of approval of both Centene's stockholders and Health Net's stockholders; and the risk that financing for the Proposed Merger may not be available on favorable terms as well as those factors disclosed in the Company's publicly filed documents.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.